EXHIBIT 99.1


Search Results for Individual Licenses

The information on this page is updated five days a week (Monday-Friday)

To see all the information for a licensee, click on the highlighted name. This will also include disciplinary actions if any are present.

Name       Type  Number  Status  Address      City      Zip   County    Actions?
----       ----  ------  ------  -------      ----      ---   ------    --------

Walker     CPA   53560   CLEAR   13000       Granada   91344   Los        No
Johnny C.                        Meadowlark  Hills            Angeles
                                 Avenue


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